Exhibit 5.1
[Locke Lord Bissell & Liddell LLP letterhead]
April 23, 2009
Old Republic International Corporation
307 North Michigan Avenue
Chicago, Illinois 60601
Re: Old Republic International Corporation 8.00 % Convertible Notes due 2012
Ladies and Gentlemen:
We are acting as counsel to Old Republic International Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance and sale of the Company’s 8.00% Convertible Senior Notes due 2012 in the aggregate principal amount of $275,000,000 (the “Firm Notes”), and an additional aggregate principal amount of $41,250,000 which may be sold pursuant to an overallotment option granted by the Company (and, together with the Firm Notes, the “Convertible Notes”) to be sold pursuant to an Underwriting Agreement entered into among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters (the “Underwriters”) named therein (the “Underwriting Agreement”).
The Convertible Notes are to be issued under an indenture, dated as of August 15, 1992 (the “Base Indenture”), between the Company and Wilmington Trust Company, as trustee (the “Trustee”), as supplemented by a supplemental indenture to be entered into between the Company and the Trustee (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”).
The Convertible Notes were registered pursuant to a Registration Statement on Form S-3 (No. 333-142462) (the “Registration Statement”), including the base prospectus, dated April 30, 2007, a preliminary prospectus supplement dated April 22, 2009, and a final prospectus supplement dated April 23, 2009, filed with the Securities and Exchange Commission by the Company under the Securities Act of 1933, as amended (the “Securities Act”).
This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
As counsel to the Company in connection with the proposed issuance and sale of the Convertible Notes and the issuance of the shares of common stock, par value $1.00 per share, of the Company and accompanying rights to be received by the holders of the Convertible Notes upon conversion thereof (the “Conversion Shares”), we have examined or are otherwise familiar with (i) the Certificate of Incorporation of the Company, as amended to date; (ii) the By-Laws of the Company, as amended to date; (iii) the Registration Statement, including the exhibits thereto; (iv) the Indenture; (v) resolutions adopted by the Executive Committee of the Board of Directors of the Company and a committee thereof in connection with the issuance of the Convertible

Old Republic International Corporation
April 23, 2009

Notes and matters related thereto; and (vi) such other documents, records and instruments as we have deemed necessary or appropriate for purposes of this opinion.
In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.
Based upon the foregoing, having regard for such legal considerations as we deem relevant and assuming that (i) the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee; and (ii) the Convertible Notes have been duly authenticated by the Trustee, we are of the opinion that:
(1) The Convertible Notes have been authorized and, when executed, authenticated and issued in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters and issued pursuant to the Underwriting Agreement and the Company receives the consideration provided for in the Underwriting Agreement, will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms.
(2) The Conversion Shares have been validly authorized and reserved, and, when issued and delivered upon conversion of the Convertible Notes in accordance with the terms of the Convertible Notes and the Indenture, will be validly issued, fully paid and nonassessable.
The opinions expressed herein are subject to the qualification that the enforceability of any contract or agreement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforceability of creditors’ rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).
We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the Delaware General Corporation Law, and the federal laws of the United States.
We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and to the reference to our firm therein. In giving such consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.
Very truly yours,
LOCKE LORD BISSELL & LIDDELL LLP
/s/ Locke Lord Bissell & Liddell LLP